EXHIBIT 3(ii)
                 ARTICLE III, SECTION 15, OF THE AMENDED BYLAWS
                           SISTERSVILLE BANCORP, INC.



                                                                 Exhibit 3(ii)
                                                                 -------------


Amendment to the Bylaws of Sistersville Bancorp, Inc.

Amendment number one adopted February 20, 2003:

      Article III is hereby amended by the addition of Section 15 as follows:

      SECTION 15. Residency Requirement. All directors of the Company shall maintain a permanent year round residence within a radius of fifty (50) miles of the main office of the Company, or within a radius of fifty (50) miles of any branch office of any subsidiary of the Company.